Exhibit 5.1

2100 L Street, NW Suite 900 Washington, D.C. 20037 Telephone: 202.887.1500 Facsimile: 202.887.0763 www.mofo.com	morrison & foerster llp beijing, berlin, boston, brussels, denver, hong kong, london, los angeles, new york, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.

March 1, 2021

Knoll, Inc.

1235 Water Street

East Greenville, PA 18041

RE:       Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of an aggregate of 10,680,358 shares of the Common Stock, $0.01 par value (the “Common Stock”), of Knoll, Inc., a Delaware Corporation (the “Company”), which will be issuable upon conversion of the Company’s Series A Convertible Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”). The Registration Statement and the prospectus included therein relates to the resale, from time to time, or at one time, of shares of Common Stock by Furniture Investments Acquisitions S.C.S., the selling stockholder named therein (collectively with the respective transferees, pledgees, donees, assignees or successors of such stockholder, the “Selling Stockholder”)

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, it is our opinion that, upon conversion by the Selling Stockholder of shares of Series A Preferred Stock into shares of Common Stock, the shares of Common Stock will be validly issued, fully paid and nonassessable.

Knoll, Inc.

Page Two

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, the Delaware Constitution and reported judicial decisions interpreting those laws, each as currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP